                                                                EXHIBIT 10.18

                               QUANEX CORPORATION

                     NON-EMPLOYEE DIRECTOR RETIREMENT PLAN



         To promote the interest of Quanex Corporation (the "Company") and to assist the Company in obtaining and retaining qualified persons to act as directors of the Company, the Company has adopted the following Non-Employee Directors Retirement Plan (the "Plan").

         1. Eligibility. Each person, other than full-time employees of the Company, serving, on or after the Effective Date of this Plan, as a director subject to reelection by the holders of Common Stock of the Company and each person serving as an advisory director at the request of the Board of Directors, shall be entitled to participate in this Plan.

         2. Retirement Benefit. Any director or advisory director who is eligible to participate in this Plan and has served on the Board of Directors of the Company for at least an aggregate of ten full years shall be entitled to a retirement payment as provided herein. Subject to Sections 3 and 4 below, the Company shall pay to the director or advisory director annually a sum (the "Retirement Amount") equal to the base annual director retainer fee paid at the time the person is no longer either a director or advisory director of the Company. The base annual director retainer fee shall not include fees paid for attendance at meetings or other purposes. The Retirement Amount shall be paid annually on the anniversary date of the retirement of the person as a director or advisory director or at such earlier time as the Company may select. In addition, the Company may elect to pay the Retirement Amount in installments provided the Retirement Amount shall be paid in full by each anniversary date.

         3. Termination of Payment. The Company shall pay the Retirement Amount annually for a period equal to the aggregate length of time the director or advisory director served on the Board of Directors, such period to be rounded up to the next full year; provided that the Company's obligation shall earlier terminate (i) upon the death of the director or advisory director, (ii) upon the termination of this Plan as to all then current and retired directors, in which case payment shall be made to all eligible retired directors and advisory directors for the year in which the termination of this Plan occurs and two additional years, and (iii) upon a determination by the Board of Directors that the retired director or advisory director is serving as a director, officer or employee of a competitor of the Company and the continuation of such relationship after 15 days written notice of such determination to the retired director.

         4. Consultation. At any time payments are being made to a person pursuant to this Plan, such person agrees to be available to consult with and advise the Board of Directors of the Company from time to time upon reasonable notice; provided that the Company shall pay all out of pocket expenses of such person, such person shall not be obligated to travel and such consultations shall not require more of such person's time than that required when serving as a director or advisory director.

         5. Effective Date. This Plan shall be effective on February 20, 1992, and shall remain in effect until termination by a resolution of the Board of Directors of the Company. Except as provided in Section 3, upon termination of this Plan, no person shall be entitled to any further benefits hereunder.

                                    Approved by the Board of Directors - 2/20/92





                                     -2-